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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of report (date of earliest event reported): December 26, 2002


                             NUMATICS, INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    Michigan
         (State or other jurisdiction of incorporation or organization)


                 333-51355                              38-2955710
         (Commission File Number)           (IRS Employer Identification Number)

                             1450 North Milford Road
                             Milford, Michigan 48357
          (Address of principal executive offices, including zip code)


       Registrant's telephone number, including area code: (248) 887-4111


                                 Not applicable
          (Former name or former address, if changed since last report)

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Item 5. Other Events.

         Agreement to Issue Preferred Stock

         On December 26, 2002, the Company entered into a Preferred Stock and Warrant Purchase Agreement with Numat, LLC which was amended by an amendment dated January 7, 2003 (the "Purchase Agreement"). The Purchase Agreement provides for the issuance and sale for cash, upon and subject to certain conditions as described below, of shares of the Company's Series A Preferred Stock, par value $0.01 per share ("Preferred Stock"), for an aggregate purchase price of up to $50,000,000, to Numat, LLC, together with warrants for the purchase of shares of the Company's Class A Common Stock, par value $0.01 per share ("Warrants"; together with the Preferred Stock, "Securities").

         The Preferred Stock will bear cumulative dividends at the rate of 4% per annum, payable in kind by the Company by the issuance of additional shares of Preferred Stock. The Company will be required to redeem the Preferred Stock upon the earliest to occur of April 2, 2008 or the consummation of a firm commitment underwritten public offering of its stock or, at the election of the holder, upon any sale of substantially all the assets of or sale of control of the Company (an "Exit Event"). Upon any Exit Event, the holder of the Warrants would be entitled to "put" the Warrants to the Company at a price which, when taken together with all other cash dividends and distributions on or payments with respect to the redemption or purchase of Preferred Stock and Warrants, would yield to the Warrantholder an internal rate of return of 40% on its original cash investment in the Preferred Stock and Warrants. For the duration of any default by the Company of its obligation to redeem Preferred Stock, the holders of Preferred Stock would have the right to elect a majority of the board of directors of the Company.

         The proceeds of the sale of Securities may be used solely to purchase outstanding 9-5/8% Series B Senior Subordinated Notes due 2008 (the "Notes") of the Company, pursuant to a proposed tender offer to the holders of the Notes, so long as the offer, if made, is completed by February 14, 2003. Tenders of Notes would be sought at prices not greater than $580 or less than $520 per $1,000 principal amount of Notes at maturity, pursuant to a "Dutch Auction" procedure. Consummation of the tender offer would be conditioned upon a minimum of $80.5 million of Notes being tendered.

         New Senior Loan Agreement

         Effective January 6, 2003, the Company entered into a new senior loan agreement with a group of lenders for which Foothill Capital Corporation acts as agent. The new loan agreement provides for: (a) $25,000,000 of three-year revolving credit facilities, subject to borrowing base requirements; (b) an additional $7,500,000 of three-year revolving credit facilities, subject to borrowing base requirements and monthly reductions beginning April 1, 2003; (c) $23,500,000 of three-year term loans; and (d) an additional $10,000,000 of term loans that could be made during the next six months, subject to conditions specified in the loan agreement, to provide additional funds in connection with repurchases of Notes. The Company repaid all of the

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indebtedness outstanding under its former credit facilities with LaSalle
Business Credit, Inc. and its Canadian affiliate and all of its indebtedness to American Capital Strategies, Ltd. from proceeds of the initial borrowings under the new loan agreement.

       The new revolving credit and term loans are secured by liens on substantially all of the assets of Numatics, Incorporated and its U.S., Canadian, and German subsidiaries. The new revolving credit loans bear interest at variable rates based on prime or LIBOR, at the Company's election. The weighted average of the initial rates is approximately 5.31% per annum. $5,500,000 of the new term loans bear interest at the greater of prime plus 4% per annum or 9% per annum. The remaining $18,000,000 of the new term loans bear interest at the greater of prime plus 6% per annum or 11% per annum, plus 2% per annum which may be paid in kind at the Company's option.

       As a consequence of these new arrangements, the Company expects to reclassify its senior debt to long-term liabilities on its December 31, 2002 balance sheet.

Item 7. Financial Statements and Exhibits.

       (c) The following exhibits are filed as part of this report:

       Exhibit      No. Description of Exhibit
       -------      --------------------------

       4.1.1 Preferred Stock and Warrant Purchase Agreement dated December 26, 2002 between Numatics, Incorporated and Numat, LLC (exhibits and schedules omitted)

       4.1.2 First Amendment to Preferred Stock and Warrant Purchase Agreement dated January 7, 2003

       4.1.3 Form of Certificate of Designations to be filed with Michigan Department of Consumer and Industry Services designating terms of Series A Preferred Stock pursuant to Preferred Stock and Warrant Purchase Agreement

       4.1.4 Form of Warrant to be issued pursuant to Preferred Stock and Warrant Purchase Agreement

       4.1.5 Form of Escrow Agreement referred to in Preferred Stock and Warrant Purchase Agreement

       4.2 Loan and Security Agreement dated as of January 6, 2003 among Numatics, Incorporated, certain of its subsidiaries, the lenders named therein, and Foothill Capital Corporation, as arranger and administrative agent (exhibits and schedules omitted)

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                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 15, 2003                   NUMATICS, INCORPORATED


                                         By: /s/ Robert P. Robeson
                                                 Robert P. Robeson
                                                 Vice President, Treasurer and
                                                 Chief Financial Officer

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